Exhibit 10.134

THE BANK OF NEW YORK MELLON CORPORATION

The Bank of New York Mellon Corporation Long-Term Incentive Plan

FORM OF RESTRICTED STOCK AGREEMENT

The Bank of New York Mellon Corporation (the “Corporation”) and                             , a key employee (the “Grantee”) of the Corporation, in consideration of the covenants and agreements herein contained and intending to be legally bound hereby, agree as follows:

SECTION 1: Stock Award

1.1 Award. Subject to the terms and conditions set forth in this Restricted Stock Agreement (this “Agreement”) and to the terms of The Bank of New York Mellon Corporation Long-Term Incentive Plan (the “Plan”), the Corporation hereby awards to the Grantee              shares of the Corporation’s common stock, par value $.01, (the “Common Stock”) on                      (the “Grant Date”), subject to adjustment as provided in Article IX of the Plan. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

1.2 Acceptance. The Grantee accepts the award confirmed hereby, and agrees to be bound by the terms and provisions of this Agreement and the Plan, as the Agreement and the Plan may be amended from time to time; provided, however, that no alteration, amendment, revocation or termination of this Agreement or the Plan shall, without the written consent of the Grantee, adversely affect the rights of the Grantee with respect to the award.

1.3 Dividend Rights. During the period prior to vesting, the Grantee will have the right to receive dividends paid with respect to the Common Stock in cash[, provided that the Grantee is employed by the Corporation on the dividend record date]. In the event that the Grantee receives additional shares as an adjustment with respect to the award, such additional shares will be subject to the same restrictions as if granted under this Agreement as of the Grant Date. “Corporation,” when used herein with reference to employment of the Grantee, shall include any Affiliate of the Corporation.

SECTION 2: Restrictions on Transfer

2.1 Nontransferable. No shares of Common Stock awarded hereunder or any interest therein may be sold, transferred, assigned, pledged or otherwise disposed of (any such action being hereinafter referred to as a “Disposition”) by the Grantee until such time as this restriction lapses with respect to such shares pursuant to Section 3 hereof, and any attempt to make such a Disposition shall be null and void and result in the immediate forfeiture and return to the Corporation without consideration of any shares of Common Stock as to which restrictions on Disposition shall at such time be in effect.

2.2 Legend. The Grantee agrees that a restrictive legend in substantially the following form may be placed on the shares of Common Stock awarded hereunder:

“The sale, transfer, assignment, pledge or other disposition of the shares represented hereby is subject to the restrictions set forth in The Bank of New York Mellon Corporation Long-Term Incentive

Plan and in the Restricted Stock Agreement executed thereunder dated as of                     , copies of each of which are available for inspection at the office of the Corporate Compensation Division of the Human Resources Department of The Bank of New York Mellon Corporation. No such transaction shall be recognized as valid or effective unless there shall have been compliance with the terms and conditions of such Plan and Agreement.”

2.3 Custody. The Grantee hereby authorizes the Corporation or its agents to retain custody of the Common Stock awarded hereunder until such time as the restrictions on Disposition lapse. As soon as practicable after the date on which restrictions on Disposition of any shares lapse, the Corporation will cause such shares to be credited to a book-entry account in the Grantee’s name with the restrictive legend described in Section 2.2 hereof removed. As soon as practicable, if requested by the Corporation, the Grantee shall deliver a signed copy of this Agreement to the Corporate Compensation Division of the Corporation’s Human Resources Department. The Grantee understands that the transfer agent for the Common Stock will be instructed to effect transfers of the shares of Common Stock awarded hereunder only upon satisfaction of the conditions set forth herein and in the Plan.

SECTION 3: Vesting, Forfeiture, Termination of Employment and Disability

3.1 Vesting Period[, Required Tier 1 Capital Ratio] and Forfeiture.

(a) Vesting. Subject to Sections [3.1(b),] 3.2, 3.3 and 4.6 hereof, if the Grantee remains continuously employed by the Corporation through the close of business on [                     , the restrictions on Disposition of the Common Stock set forth in Section 2.1 hereof shall lapse in full on such date and the Grantee shall receive the shares of Common Stock free of such restrictions on Disposition.] [the applicable anniversary of the Grant Date, the restrictions on Disposition of the Common Stock set forth in Section 2.1 of this Agreement shall lapse in accordance with the following schedule and the Grantee shall receive such shares of Common Stock free of such restrictions on Disposition: [vesting to occur ratably over          years.]]

[(b) Required Tier 1 Capital Ratio. As promptly as practicable following the end of calendar year             , the Human Resources and Compensation Committee of the Corporation’s Board of Directors (the “Committee”) shall determine in accordance with the terms of this Agreement whether the Corporation’s Tier 1 Capital Ratio (as hereinafter described) at                      was greater than or equal to             % (the “Performance Requirement”). If the Committee determines that the Performance Requirement has not been satisfied, all shares of Common Stock awarded hereunder shall be forfeited and returned to the Corporation without further action being required of the Corporation. For the purposes of this Agreement, “Tier 1 Capital Ratio” shall be as defined by US regulators on the Grant Date with the numerator equaling Tier 1 capital as defined by US regulators on the Grant Date and the denominator equaling the risk weighted assets as defined by US regulators on the Grant Date. Notwithstanding the provisions of Sections 3.2 or 3.3 below, under no circumstances will the restrictions on Disposition of the Common Stock set forth in Section 2.1 hereof lapse unless and until the Committee determines that the Performance Requirement has been satisfied.]

[(b)/(c)] Forfeiture Upon Termination of Employment. Upon the effective date of a termination of the Grantee’s employment with the Corporation occurring prior to the lapse of restrictions on Disposition pursuant to this Section 3.1 or pursuant to Sections 3.2 or 3.3 hereof, all shares of Common Stock then subject to restrictions on Disposition shall immediately be forfeited and returned to the Corporation without consideration or further action being required of the Corporation [except in situations where vesting would have occurred but for [(i)] a delay pursuant to Section 3.4 below[; or (ii) the fact that a determination has not yet been made as to whether the Performance Requirement has been satisfied. In the event that the Committee has already determined that the Performance Requirement has been satisfied as of the date of the Grantee’s termination, the restrictions on Disposition shall lapse on the termination date unless Section 3.4 requires a later vesting date. If, however, the Committee has not determined whether the Performance Requirement has been satisfied as of the date of Grantee’s termination, the restrictions on Disposition shall lapse immediately if and when the Committee determines that the Performance Requirement has been satisfied, unless Section 3.4 requires a later vesting date]]. The effective date of the Grantee’s termination shall be the date upon which the Grantee ceases to perform services as an employee of the Corporation, without regard to accrued vacation, severance or other benefits or the characterization thereof on the payroll records of the Corporation.

3.2 Specified Terminations of Employment.

(a) Death, [Without Cause/Good Reason/Constructive Discharge,] [Age & Service Rule/Retirement, Specified Age,] [Displacement/Transition/Separation Pay,] Sale of Business. The restrictions on Disposition of the Common Stock set forth in Section 2.1 hereof shall lapse immediately upon termination of the Grantee’s employment with the Corporation if such termination is by reason of (i) the Grantee’s death, [(ii) the Grantee’s termination of employment by the Corporation without “Cause”, as defined in                     ,] [(iii) the Grantee’s termination of employment by Grantee for “Good Reason,”/”Constructive Discharge” as defined in                     ,] [(iv) The Grantee’s retirement with the consent of the Corporation,] [(v)] the Grantee’s termination on or after the Grantee’s attainment of age 55 but prior to age 60 with ten years of credited employment with the Corporation, [(vi)] the Grantee’s termination on or after the Grantee’s attainment of age 60, [(vii)] [a displacement/separation, as determined in accordance with the Mellon Financial Corporation Displacement Program/The Bank of New York Company, Inc. Separation Plan/The Bank of New York Mellon Corporation Separation Plan, as then in effect, or] a termination providing transition/separation pay [from the Corporation], or [(viii)] the Grantee’s termination by the Corporation due to a sale of a business unit or subsidiary of the Corporation by which the Grantee is employed.

(b) [Other Age & Service Rule. If the Grantee’s employment with the Corporation terminates on or after the Grantee’s attainment of age 55 but prior to age 60 and the Grantee has less than 10 years of credited employment with the Corporation, effective immediately upon the Grantee’s termination of employment, the restrictions on Disposition of the Common Stock set forth in Section 2.1 shall lapse upon a number of shares of Common Stock equal to (i) the number of whole and fractional months from the Grant Date through the date upon which the Grantee’s employment is terminated [(without regard to any delayed vesting under Section 3.4 below)], divided by (ii) [            ], with the result multiplied by (iii) the number of shares of Common Stock awarded hereunder, [with any resulting fractional share rounded up. All then remaining shares of Common Stock awarded hereunder shall be forfeited immediately] [with that result reduced by (iv) the number of shares of Common Stock granted hereunder upon which the restrictions on Disposition had already lapsed as of the date of termination. In such case, any resulting fractional share shall be rounded up and all then remaining shares of Common Stock awarded hereunder shall be forfeited immediately].

(c) Change in Control. If the Grantee’s employment is terminated by the Corporation “without cause,” as defined in Section 3.5(e) of the Plan, within two years after a Change in Control occurring after the Grant Date, the restrictions on Disposition of the Common Stock set forth in Section 2.1 hereof shall lapse immediately upon termination of the Grantee’s employment with the Corporation.

3.3 Disability. The restrictions on Disposition of the Common Stock set forth in Section 2.1 hereof shall lapse on the first day for which the Grantee receives long-term disability benefits under the Corporation’s long-term disability plan.

[3.4 Delayed Vesting. Notwithstanding the foregoing provisions of this Section 3, any vesting under this Agreement which would otherwise occur within one year from the Grant Date will be delayed until the one year anniversary of the Grant Date except in the case of vesting due to death, disability or as may be required by prior contractual obligation.]

SECTION 4: Miscellaneous

4.1 No Right to Employment. Neither the award of Common Stock nor anything else contained in this Agreement or the Plan shall be deemed to limit or restrict the right of the Corporation to terminate the Grantee’s employment at any time, for any reason, with or without cause.

4.2 Compliance with Laws. Notwithstanding any other provision of this Agreement, the Grantee hereby agrees to take any action, and consents to the taking of any action by the Corporation, with respect to the Common Stock awarded hereunder necessary to achieve compliance with applicable laws or regulations in effect from time to time. Any determination in this connection by the Committee shall be final, binding and conclusive. The Corporation shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action in order to cause the award of Common Stock under the Plan, the lapsing of restrictions thereon or the delivery of shares in book-entry form or otherwise therefore to comply with any law or regulation in effect from time to time. [The Grantee understands and agrees that, during the U.S. Treasury’s Troubled Asset Relief Program (“TARP”) restricted period, awards to any individual who is one of the Corporation’s senior executive officers or one of the Corporation’s most highly compensated employees under the American Recovery and Reinvestment Act of 2009 (“ARRA”) may be affected by ARRA and the regulations as may be adopted pursuant to ARRA. As a result, the Corporation may reduce, delay vesting, revoke, cancel, claw back or impose different terms and conditions, and/or pay in an alternative form for any such individual if the Corporation deems it necessary or advisable to do so in its sole discretion in order to comply with the Emergency Economic Stabilization Act of 2008 as amended by ARRA or other applicable law or regulation.] [For the avoidance of doubt, the Grantee understands and agrees that if any payment or other obligation under of arising from this Agreement, including without limitation dividend rights, or the Plan is in conflict with or is restricted by any U.S. federal, state or local or other applicable law (including without limitation, any regulations and interpretations thereunder) [or any agreement between the Corporation and any government regulator or listing requirements of the principal securities exchange on which the Corporation’s shares are then listed], then the Corporation may reduce, revoke, cancel, adjust, clawback or impose different terms and conditions to the extent it deems necessary or appropriate, in its sole discretion, to effect such compliance.] [If the Corporation determines that it is necessary or appropriate for any payments under this Agreement to be delayed in order to avoid additional tax, interest and or penalties under Section 409A of the Internal Revenue Code, then the payments would not be made before the date which is the first day following the six (6) month anniversary of the date of the Grantee’s termination of employment (or upon earlier death).]

4.3 Plan Governs. This is the Award Agreement referred to in Section 2.3(b) of the Plan. To the extent that any written and effective offer letter or employment agreement with the Grantee contains terms with respect to vesting of restricted stock that are more favorable than those contained herein, such terms shall apply as if part of this Agreement, provided that the Grantee has complied with the terms of such offer letter and/or employment agreement. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. A copy of the Plan may be obtained from the Corporate Compensation Division of the Corporation’s Human Resources Department. No amount of income received by the Grantee pursuant to the Common Stock shall be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Corporation.

4.4 Liability for Breach. The Grantee hereby indemnifies the Corporation and holds it harmless from and against any and all damages or liabilities incurred by the Corporation (including liabilities for attorneys’ fees and disbursements) arising out of any breach by the Grantee of this Agreement, including, without limitation, any attempted Disposition in violation of Section 2.1 hereof.

4.5 Tax Withholding. The Grantee shall be advised by the Corporation as to the amount of any federal, state, local or foreign income or employment taxes required to be withheld on the compensation income resulting from the award of, or lapse of restrictions on, the Common Stock. The Grantee shall pay any taxes required to be withheld directly to the Corporation in cash upon request; provided, however, that where the restrictions on Disposition set forth in Section 2.1 hereof have lapsed the Grantee may satisfy such obligation in whole or in part by requesting the Corporation in writing to withhold from the Common Stock otherwise deliverable to the Grantee or by delivering to the Corporation shares of its Common Stock having a Fair Market Value, on the date the restrictions lapse equal to the amount of the aggregate minimum statutory withholding tax obligation to be so satisfied, in accordance with such rules as the Committee may prescribe. If the Grantee does not make such request, the Corporation will automatically net unless it has previously requested payment in cash. The Corporation’s obligation to issue or credit shares to the Grantee is contingent upon the Grantee’s satisfaction of an amount sufficient to satisfy any federal, state, local or other withholding tax requirements, notwithstanding the lapse of the restrictions thereon.

4.6 Forfeiture and Repayment. If:

(a) during the course of the Grantee’s employment with the Corporation, the Grantee engages in conduct or it is discovered that the Grantee engaged in conduct that is materially adverse to the interests of the Corporation, including failures to comply with the Corporation’s rules or regulations, fraud, or conduct contributing to any financial restatements or irregularities;

(b) during the course of the Grantee’s employment with the Corporation and, unless the Grantee has post-termination obligations or duties owed to the Corporation or its Affiliates pursuant to an individual agreement set forth in subsection [(c)/(d)] below, for one year thereafter, the Grantee engages in solicitation and/or diversion of customers or employees [and/or] [; (c) during the course of the Grantee’s employment with the Corporation, the Grantee engages in] competition with the Corporation or its Affiliates; or

[(c)/(d)] following termination of the Grantee’s employment with the Corporation for any reason, with or without cause, the Grantee violates any post-termination obligations or duties owed to the Corporation or its Affiliates or any agreement with the Corporation or its Affiliates, including without limitation, any employment agreement, confidentiality agreement or other agreement restricting post-employment conduct;

the Corporation may cancel all or any portion of this award with respect to the shares subject to restrictions on Disposition and/or require repayment of any shares (or the value thereof) or amounts which were acquired from the award. The Corporation shall have sole discretion to determine what constitutes such conduct. [The Grantee further agrees and acknowledges that the award is also subject to recovery or “clawback” by the Corporation under and pursuant to the terms of                     .]

4.7 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, other than any choice of law provisions calling for the application of laws of another jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

THE BANK OF NEW YORK MELLON CORPORATION

By:

GRANTEE

[Name]